Exhibit 10.15


                           PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is entered by and among the following parties:

1. SODAK GAMING INTERNATIONAL, INC., a South Dakota Corporation, with its principal office at 5301 South Highway 16, Rapid City, South Dakota, United States of America, hereinafter referred to as "Sodak International";

2. SODAK GAMING, INC., a South Dakota Corporation, with its principal office at 5301 South Highway 16, Rapid City, South Dakota, United States of America, hereinafter referred to as "Sodak Gaming";

hereinafter each referred to as "Seller" and jointly referred to as "Sellers"

3. PRO-GAMING CONSULTANTS LTD., a company organized and existing under the laws of British Virgin Islands, with its principal office at P.O Box 3175, Road Town, Tortola, British Virgin Islands, hereinafter referred to as "Buyer" and,

4. MARCELO COSTA, Brazilian citizen, married, businessman, bearer o identity card IFP/RJ no. 05538136-2 and taxpayer registration no. 721.747.817-00, resident and domiciled at Rua Figueiredo Magalhaes, no. 581, CO 01, Rio de Janeiro, RJ, Brazil, hereinafter referred to as MARCELO;

5. RICARDO NAMEN, Brazilian citizen, single, businessman, bearer o identity card SSP/SP no. 6921978 and taxpayer registration no. 905350498-20 resident and domiciled at Rua Joana Angelica 35/202 Rio de Janeiro, RJ, Brazil, hereinafter referred to as RICARDO;

6. ANDRE TORRES, Brazilian citizen, married, businessman, bearer o identity card OAB/RJ no. 49332 and taxpayer registration no. 702330127-53 resident and domiciled at Rua Mexico no. 31 / 1602 Centro - Rio de Janeiro, RJ, Brazil, hereinafter referred to as ANDRE and;

7. MARCUS FORTUNATO, Brazilian citizen, widowed, businessman, bearer o identity card IRP/RJ no. 05610024-1 and taxpayer registration no. 705368807-00 resident and domiciled at Rua Joana Angelica 35/202 Rio de Janeiro, RJ, Brazil, hereinafter referred to as MARCUS.

hereinafter jointly and severally referred to as "Guarantors"

Whereas pursuant to the terms and conditions of this Agreement, Sellers desire to sell to Buyer and Buyer to purchase from Sellers, 6,000,000 quotas, with a par value of R$ 1,00 each, representing all the issued and outstanding quotas of SODAK GAMING DO BRASIL LTDA., a Brazilian Limited Liability Company, with its head offices at Rua Buenos Aires, no. 68, room 2901, Rio de Janeiro, RJ, Brazil, taxpayer registration no. 00.810.201/0001-54, hereinafter called "Sodak Brasil" or the "Company";

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein and therein and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

1. PURCHASE AND SALE OF THE QUOTAS

1.1. Subject to the provisions of this Agreement, at the closing provided for in
Section 1.4. hereof (the "Closing"), Sellers will sell and assign to Buyer 6,000,000 quotas, representing all of the issued and outstanding quotas of Sodak Brasil (the "Quotas"), and Buyer will purchase, acquire and accept from Sellers the Quotas.

1.1.1. Subject to the provisions of this Agreement, at the Closing, Sodak International will sell and assign to Buyer 5,975,000 quotas, representing approximately 99.59% of Sodak Brasil legal capital, and Sodak Gaming will sell and assign to Buyer 25,000 quotas of Common Stock representing .41% of SODAK BRASIL legal capital.

1.2. CONSIDERATION - Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, assignment of the Quotas, Buyer shall pay or cause to be paid to Sellers at the Closing in cash the total Purchase Price of US$ 1,000, by wire transfer of immediately available funds, in accordance with Section 1.2.1., to such bank accounts as shall be designated by each of the Sellers to Buyer (the "Purchase Price").

1.2.1. The Purchase Price will be divided among the Sellers as follows: (a) Sodak International shall receive US$ 996.00 (b) Sodak Gaming shall receive US$ 4.00

1.2.2. The Payment of the Purchase Price

The Purchase Price shall be paid to Sellers at Closing, as defined in Clause
1.4. below, in the amount and proportion established in Clauses 1.2. and 1.2.1.

1.3. Sellers upon full receipt of the Purchase Price at Closing will deliver to Buyer full and complete receipts of the Purchase Price.

1.4. CLOSING - Closing of the transactions contemplated by this Agreement shall take place as promptly as practicable, and in any event no later than August 10, 1998, upon the satisfaction or waiver of all of the conditions to Closing set forth in Section 4 hereof, at 10:00 hs. local time at the offices of Escritorio de Advocacia Gouvea Vieira, Av. Rio Branco, No. 85, Rio de Janeiro, RJ, or on such other date or at such other place as the parties may agree. The date of Closing is referred to as the "Closing Date."

1.5. TRANSFER OF QUOTAS - At Closing and upon full receipt of the Purchase Price, Sellers will execute and deliver to Buyer an amendment to the Social Contract of Sodak Brasil transferring and assigning the Quotas to Buyer.

1.5.1. The amendment to the Company's Social Contract, which shall be filed before the Rio de Janeiro Board of Trade, shall be substantially in the form of the draft attached hereto as Exhibit No. 1.

1.6. TERMINATION OF THE EMPLOYMENT AGREEMENTS - The termination of the Employment Agreements shall become effective on the Closing Date once all closing documents have been executed and the transfer of shares has been made between Sodak International and Sodak Gaming, Inc. to the Buyer. And the termination compensation has been received by the Guarantors.

1.6.1. The Termination Agreements shall contain the usual clauses and shall contemplate that neither Sodak International nor Sodak Gaming will have further obligation whatsoever under the Employment Agreements signed with the Guarantors and that the Guarantors, jointly and severally, shall save and hold Sellers harmless from any liability concerning said Employment Agreements, including any claims for Brazilian/ United States taxes and labor benefits.

2. REPRESENTATIONS AND WARRANTIES BY SELLERS - Each Seller represents and warrants to Buyer as follows:

2.1. Ownership of Quotas - Sellers shall be on Closing Date the lawful owners of the Quotas indicated in Section 1.1 hereof, all of which on the Closing Date shall be registered in the Sellers' name.

2.1.1. Sellers shall have on the Closing Date good title to the Quotas free and clear of all liens, encumbrances, restrictions and claims of every kind and there are and on Closing Date there shall be no judicial or administrative proceedings of any kind, either filed or, to the best of Sellers' knowledge, threatened to be filed, which would prevent the transfer of Quotas herein contemplated, except for as mentioned.

2.1.2. Sellers have full legal right, power and authority to enter into this Agreement and, after satisfaction of the conditions set forth in Section 4. shall have full legal right, power and authority to sell and transfer the Quotas so owned by them pursuant to this Agreement.

2.1.3. The assignment to Buyer of the Quotas pursuant to the provisions of this Agreement will transfer to Buyer valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind, except any liens, encumbrances, restrictions or claims which arise because of actions taken by, or the status of, Buyer.

2.1.4. Existence and Good Standing of Sodak Brasil - Sodak Brasil is a limited liability company ["Sociedade por Quotas de Responsabilidade Limitada"] duly organized, validly existing and in good standing under the laws of Brazil and is duly licensed to conduct its business in Brazil.

2.2. Agreement - This Agreement constitutes a valid and legally binding obligation of the Sellers, enforceable against Sellers, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect affecting generally the enforceability of creditors' rights and equitable remedies.

2.3. Effect of Agreement - Except for the applicable requirements listed in
Section 4, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein will (i) violate the By-Laws of Sodak Brasil, (ii) violate any statute, ordinance, regulation, order, judgment, or decree of any court or governmental agency of Brazil, applicable to Sellers or the Company, (iii) conflict with, result in a breach of any of the terms of, constitute a default under, result in the termination of, or result in the creation of any lien pursuant to the terms of, any material contract or agreement to which Sellers or the Company are parties, except in the case of clauses (ii) and (iii) hereunder where such violation, conflict, breach, default, termination or lien would not have a material adverse effect on the business, financial condition or results of operations of the Company.

2.4. Legal Capital of Sodak Brasil - The Company's subscribed capital is $6,000,000 (Six Million Reias) divided into 6,000,000 Quotas, with par value of R$1,00 each, and the amount paid in is R$ 5,669,516.87 (Five Million Six Hundred Sixty-Nine Thousand, Five Hundred Sixteen Reias and eighty seven cents).

2.4.1. All the quotas of Sodak Brasil have been fully subscribed to and the amount paid in is mentioned in 2.4. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of the capital stock of Sodak Brasil other than contemplated by this Agreement.

2.5. Contracts - To the best of Sellers' knowledge, all material contracts to which Sodak Brasil currently is a party are listed on Exhibit No. 2 hereto.

2.6. Assets - Exhibit No. 3 contains a list of machines and equipment and other assets of Sodak Brasil.

2.7. Sodak Brasil ordinary course of Business - Until Closing, Sellers will cause the management of Sodak Brasil to conduct its respective business in the ordinary and customary course of business and will cause Sodak Brasil to refrain from any conduct departing from such ordinary and customary course of business, unless Buyer shall have given its prior written consent.

2.8. No Implied Representation or Warranties - The Quotas, machines, equipment and any other assets of Sodak Brasil are being transferred and conveyed to the Buyer on an "as is", "where is" basis without representation or warranty express or implied as to any matter not expressly set forth as a representation or warranty of a Seller in this Agreement. Except as set forth as a representation or warranty of a Seller in this Agreement, the Sellers do not represent or warrant the completeness or accuracy of any Sodak Brasil's financial statements, inventories, books or records, property and equipment accounts, customer lists, the existence or absence of contingent or other claims which have been or may be asserted against Sodak Brasil, the accuracy or completeness of tax records or tax returns filed or to be filed by Sodak Brasil, the adequacy of Brazilian and other taxes paid or to be paid by or for it, or any other matter not expressly represented and warranted in this Agreement, being understood that Buyer has conducted its own independent review and analysis to satisfy itself about such matters, pursuant to Section 3.5.

3. REPRESENTATIONS AND WARRANTIES OF BUYER - Buyer and the Guarantors, jointly and severally, represent and warrant to Sellers as follows:

3.1. Organization and Authority - Buyer is duly organized and validly existing and in good standing under the laws of British Virgin Islands, and is duly licensed to conduct its business. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its representations, warranties, covenants and agreements hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

3.2. Agreement - This Agreement constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect affecting generally the enforceability of creditor's right and equitable remedies.

3.3. Effect of Agreement - Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of Buyer, or (ii) violate any statute, ordinance, regulation, order, judgment, or decree of any court or governmental agency with jurisdiction over Buyer, or (iii) conflict with, result in a breach of any of the terms of, constitute a default under, result in the termination of, or result in the creation of any lien pursuant to the terms of, any material contract or agreement to which Buyer are parties, except in the case of clauses (ii) and (iii) hereunder where such violation, conflict, breach, default, termination or lien would not have a material adverse effect on the business, results of operations or financial condition of the Company.

3.4. Litigation and Related Matters - As of the date hereof, there is no litigation, proceeding, or investigation pending, or to the best of Buyer' knowledge, threatened, in court or before any court, governmental, regulatory or administrative authority relating to Buyer or relating to this Agreement or to the transactions contemplated hereby.

3.5. Investigation by Buyer - Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Sodak Brasil, including, without limitation, the agreements with Arpoador Rio Empreendimentos e Participacoes Ltda, dated December 8, 1997, Jockey Club of Rio Grande do Sul, dated January 12, 1998, Jockey Club Brasileiro in Rio de Janeiro dated March 31, 1998, the three agreements based upon Law no. 8.672 of July 06, 1993, Lei Zico with CBF dated June 30, 1996, MCA dated May 17, 1996, and ANC dated July 10, 1996, which have been considered as good, accurate and reliable, hereby irrevocably and irretrievably releasing Sellers of any liability or asset insufficiency whatsoever of Sodak Brasil, including, but not limited, to commercial, administrative, fiscal, labor or social security obligations or claims, including those relating to fiscal and social contributions, such as ISS, INSS, FGTS, potential PIS/COFINS of the Company and the Federacao de Atletismo do Estado do Rio de Janeiro.

3.5.1. In entering into this Agreement, except with respect to the representations and warranties set forth in Article 2 hereof, Buyer has relied solely upon its own investigation and analysis and Buyer (a) acknowledge that neither Sellers nor the Company nor any of their directors, officers, employees, affiliates, controlling persons, agents or representatives (such directors and other persons and entity are collectively referred to as "Representatives") makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or their Representatives and (b) agree, to the fullest extent permitted by law, that Sellers and the Company and their Representatives shall not have any liability or responsibility whatsoever to Buyer or their Representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Buyer or their Representatives (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of Sellers set forth in
Article 2 of this Agreement, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained herein have relied solely upon its own investigation and analysis.

3.5 2. Operating Expense - Seller is responsible for the cost and payment of all normal business operating expenses of the Company up and through July 31, 1998. Thereafter, all operating expenses of the Company are the sole and exclusive responsibility of the Buyers and/or Guarantors. However, it is clearly understood that any and all obligations and/or expenses of the Company required pursuant to an agreement between the Company and the Jockey Club Brasileiro in Rio de Janeiro dated March 31, 1998 are the sole and exclusive payment responsibility of Buyer and Guarantors, even though said obligations and/or expenses become due and owing prior to or upon July 31, 1998.

4. CONDITIONS OF CLOSING

4.1. The obligation of Sellers to consummate the transactions contemplated hereby is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

a) Evidence satisfactory to Sellers that the trade mark "Sodak" has been properly assigned from the Company to Sodak Gaming free of charge

b) approval by the Board of Directors and/or the Capital Committee of Sodak Gaming of the transaction contemplated herein.

4.2 Sodak International shall assign, immediately after closing, to Buyer the agreement dated January 05, 1998, being agreed upon that Buyer shall assume the obligation to pay Unitec Consultores Tecnicos Associados Ltda. 14% of all revenues earned by Sodak Brasil from operations at Jockey Club Brasileiro. The Assignment Agreement shall be substantially in the form of the draft attached hereto as Exhibit No. 4.

5. COVENANTS

5.1. Buyer and/or the Guarantors undertake that they shall be jointly and severally responsible for defending any known or unknown, past, present or future claims and lawsuits, if any, when the claim is made against one or both of the Sellers and shall be responsible for paying the legal costs of defending each of the Sellers and shall deposit securities, pay and satisfy any judgments entered against each of the Sellers.

5.2. Buyers and the Guarantors agree to assume on Closing Date all pre-existing obligations of each of the Sellers related to activities from their ownership of Sodak Brasil.

5.3. Buyers and the Guarantors undertake not to perform any act that will give cause to a third party to file a claim against each of the Sellers.

5.4. Buyers and the Guarantors shall not use, in any event, the funds deposited in the escrow account no. 36240-7 at Banco Itau S/A, Brancy 0540, at Av. Rio Branco 86 A, other than to pay the ISS liability to the City of Rio de Janeiro, as described in Exhibit No. 5.

5.4.1. Exhibit No. 6 contains the list of the persons which will replace Messrs. Vitor Rogerio da Costa and Carlos Alberto Correa Mariz, as the authorized persons to sign on the account of the escrow account.

5.5. Buyer, immediately after being aware of the start of any actual or threatened audit or review by any governmental authorities in Sodak Brasil, shall give proper notice, in writing, to Sellers. It is agreed that Buyer and the Guarantors shall fully cooperate and give any information necessary to any internal investigation concerning activities of Sodak Brasil prior to and up to Closing Date and shall cooperate and give any information or inquiry made by Sellers and/ or relating to any regulatory or other government inquiry.

5.6. Sellers, at specific request from Buyer, undertake to cause Sodak Brasil to dismiss the employees listed in Exhibit No. 7, attached hereto. It is agreed by the parties that as to the employees listed in Exhibit No. 7, Seller shall be responsible for the payments of any and all obligations related to dismissal of such employees. Sellers financial obligation for termination of the employees listed in Exhibit No. 7, with the exception of Patricia Pradal, will be US $51,291.00. Any and all other employees of Sodak Brasil are the sole and exclusive responsibility of Buyer and Guarantors, who shall be solely responsible for the payment of any and all obligations related to the dismissal of such employees.

5.7. The Buyer has not made and shall not make any claim against Sellers or any of their directors, officers, employees, agents or representatives with respect to any liability of any member of Sellers to Guarantors whether such liability is disclosed or undisclosed, contingent or otherwise, or known or unknown to Sellers.

5.8. Buyer and the Guarantors agree that they will be jointly and severally responsible with Sodak Brasil on the obligations assumed by Sodak Brasil under the three written agreements between Sodak Brasil with CBF - Brazilian Soccer Federation dated on or about the 30th day of June, 1996, MCA Publicidade Inc., dated on or about the 17th day of May, 1996, and ANC - Communication and Marketing, Inc. dated on or about the 10th day of July, 1996, if and when a claim is made by CBF, MCA and ANC against one or both of the Sellers.

5.9. If and whenever Sellers are notified of a liability claim for any debt or obligation, which payment or fulfillment is an obligation of Buyer and of the Guarantors under this Agreement, Sellers shall, within a period not to exceed 10 (ten ) business days, give immediate and proper notice to Buyer and to the Guarantors, in order to enable them to exercise their right of defense, and the subject notice must contain the details of the liability claimed against the Sellers with supporting documentation, if any (hereinafter Notice of Claim). Untimely notice by Seller shall not affect the ongoing obligation of Buyer and Guarantors under this Agreement. Sellers understand that if notification by Sellers to Buyer and/or Guarantors is untimely it may cause waiver of certain procedural and/or substantive rights in terms of any defenses that may be raised by Sellers and if untimely notice is the fault of Sellers, Buyer and Guarantors are absolved of liability for said waivers.

5.9.1. Whenever as a result of the Notice of Claim given under Section 5.4., any sum must be paid by Buyer in accordance with the terms of Section 5.1., Buyer must advise Sellers by written notice, within 10 (ten) days after the receipt of the notice given by Buyer, that (i) it shall proceed with the payment of the full amount of the claim; or (ii) it shall defend such claim administratively and/or judicially, making such deposit or other payment as may be required to prevent a forfeiture or default, if and when required by the law and/or court order.

5.9.2. If Buyer elects to defends the claim, Sellers shall designate the lawyer(s) to properly act envisaging the legal measures referred to hereunder and Buyer shall bear all costs involved in such defense including the posting of bonds or the deposits of monies necessary to secure the payment of such third party claims, if and when required by the law and/or court order.

5.10. At closing, all the trademarks and trade names of the Company shall be held in the name of Sodak Gaming, which shall license the use of the trademark and the trade name "Sodak" to Sodak Brasil for a period of 6 (six) months, as of the Closing Date. For that purpose, the parties shall execute on Closing a trademark License Agreement.

5.10.1. Buyer agrees to cause the Company to delete from its trade name (denominacao social) upon expiration of the 6 (six) month period referred to above, the trademark/name "Sodak."

5.11. Buyer agrees that it is its sole responsibility to pay in the remaining subscribed capital of the Company.

6. MISCELLANEOUS

6.1. Notices - All notices, requests, or instructions hereunder shall be in writing and delivered personally or sent by facsimile, registered or certified mail, as follows:

If to Buyer:

         Sodak Gaming do Brasil, Ltda.
         Fax: 011 55 21 224 3688
         Attention: Andre Torres

If to Sellers:

         Sodak Gaming, Inc.
         Fax: 605 355-4976
         Attention: Michael G. Diedrich

and copy to:

         Legal Department
         Fax: 605 355-4976
         Attention: Michael G. Diedrich

If to the Guarantors:

         Sodak Gaming do Brasil
         Fax: 011 55 21 224 3688
         Attention: Andre Torres

Any of the above addresses and Company name may be changed at any time by notice given as provided above, provided, however, that any such notice or change of address shall be effective only upon receipt.

6.3. Entire Agreement and Amendment - This Agreement and the documents referred to herein contain the entire agreement, and shall supersede all oral understandings, among the parties thereto with respect to the transactions contemplated hereby, and no amendment or modification hereof shall be effective unless in writing and signed by all the parties hereto.

6.4. Expenses - Each of the parties hereto shall bear such party's own expenses, including travel and legal expenses, in connection with this Agreement and the transactions contemplated hereby.

6.5. Governing Law; Submission to Jurisdiction - This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil (regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof).

6.5.1. The Parties agree that in regard of any dispute arising in connection with the present contract, the parties undertake to make their best effort to negotiate in good faith in order to reach an amiable solution to such dispute.

6.5.2. In the event that such amiable solution can not be reached the dispute will finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

6.5.3. The arbitration will be in Rio de Janeiro, RJ, Brazil, and arbitration procedure will be conducted in the English language.

6.6. Beneficiary and Assignment - This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other.

6.7. Waiver and Modification - No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or conditions of this Agreement. This Agreement is irrevocable and cannot be terminated, unless (a) by mutual and written agreement of the Parties.

6.8. Exhibits - Each Exhibit hereto and all the provisions thereof are hereby incorporated into this Agreement by reference and form a part hereof as if fully set forth herein.

6.9. Headings - The headings of the various Sections hereof are for convenience of reference only and shall not affect the meaning or the construction of any provision hereof.

6.10. Survival of Representations - The representations and warranties of Sellers and Buyer contained in this Agreement shall survive the closing date and the consummation of the transactions contemplated by this Agreement, for a period of Ten (10) Years from the Closing.

6.11. Severability - The unenforceability or invalidity of any Section or provision of this Agreement shall not affect the enforceability or validity of this Agreement.

6. 12. Counterparts - This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

6.13. Language - This Agreement is being executed in English.

6.14. Neither party to this agreement may, without the prior written consent of the other party, issue or allow any public release of information regarding the agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto in the presence of two witnesses.

Rapid City, South Dakota, U.S.A. July , 1998.

PRO-GAMING CONSULTANTS, LTD.

         By:
         Name: Andre Torres
         Title: Attorney in Fact
         By:
         Name: Ricardo Namen
         Title: Attorney in Fact


         By:
         Name: Marcus Fortunato T
         Title: Attorney in Fact

SODAK GAMING INTERNATIONAL INC.

         By:
         Name: Roland W Gentner
         Title: Chief Operating Officer

SODAK GAMING, INC.

         By:
         Name: Roland W. Gentner
         Title: President and Chief Operating Officer

GUARANTORS:

         MARCELO COSTA
         Guarantor

         RICARDO NAMEN
         Guarantor

         ANDRE TORRES
         Guarantor

         MARCUS FORTUNATO
         Guarantor


Witnesses:

         1.

         2.